UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported) December 31, 2020

KOPIN CORPORATION

(Exact Name of Registrant as Specified in Charter)

Delaware	000-19882	04-2833935
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

125 North Drive, Westborough, MA 01581

(Address of Principal Executive Offices) (Zip Code)

(508) 870-5959

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, par value $0.01	KOPN	Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 31, 2020, the Compensation Committee of the Board of Directors of Kopin Corporation (the “Employer”) approved the tenth amended and restated employment agreement (the “Employment Agreement)” with Dr. John C.C. Fan, Chief Executive Officer of Kopin, which became effective as of January 1, 2021 and terminates on December 24, 2022. Pursuant to the Employment Agreement, Dr. Fan will be paid salary at an annual rate of $600,000 per year, subject to the Board’s right to determine his salary and benefits for each subsequent year. If prior to the expiration of the Employment Term as defined in the Employment Agreement (i) Dr. Fan is terminated by the Employer without Cause, as defined in the Employment Agreement, other than by reason of disability, (ii) Dr. Fan dies, or (iii) Dr. Fan resigns for Good Reason, as defined in the Employment Agreement within twelve (12) months following a Change in Control, as defined in the Employment Agreement, of the Employer, Employer shall pay any prorated unpaid cash bonus earned and accrued but unpaid vacation benefit and immediately vest all options to purchase Employer’s stock, all stock appreciation rights, all restricted stock awards, and any other compensatory equity awards, granted by the Employer to the Employee. Provided that Dr. Fan does not resign prior to the end of the Employment Term and is not terminated by the Employer for Cause, the Employer shall pay to Dr. Fan (or in the event of his death prior to completion of all installments to his surviving spouse, or if none to his estate) a cash retirement benefit of One Million Five Hundred Thousand Dollars ($1,500,000) in twenty-four (24) equal monthly installments commencing with the next regularly scheduled pay date for executives following December 24, 2022. Provided that Dr. Fan does not resign prior to the end of the Employment Term and is not terminated by the Employer for Cause, each January the Employer shall pay to Dr. Fan (or in the event of his death prior to completion of all installments to his spouse) for supplemental health coverage forty thousand dollars ($40,000) per year commencing with January 2023 and ending with January 2032. Dr. Fan is entitled to indemnification from claims made against him in connection with his service to the Company. In addition, the Company will reimburse Dr. Fan for legal expenses if he prosecutes a successful legal action against the Company to enforce the Employment Agreement unless he is not the prevailing party. Under the terms of the Employment Agreement Dr. Fan assigns all inventions and agrees to a covenant not-to compete for a period of 12 months following termination.

In addition to the above Dr. Fan received two (2) grants of restricted stock of 144,422 and 144,421, respectively (the “Performance Equity Awards”) - upon the achievement of two milestones. The first milestone must be achieved by December 31, 2021 and the second by June 30, 2022. As of the Employee’s Termination Date, all rights to earn any of the Performance Equity Awards to the extent not previously earned shall terminate. In the event of Employee’s death prior to earning the Performance Equity Awards any earned but unvested portion of the Performance Equity Awards shall vest and be distributed to the Employee’s surviving spouse or if none to his estate. Dr. Fan was also granted five (5) tranches of 188,000 shares of restricted stock which are to vest at the end of the first 20 consecutive trading day period following the grant date (December 31, 2020) during which Kopin Corporation's common stock trades at various price points of the Company’s common stock. The period to achieve the stock price milestones are from January 1, 2021 through December 31, 2023.

Dr. Fan shall also be entitled to receive an annual cash bonus and an annual stock incentive award consistent with and subject to substantially similar conditions as any annual cash bonuses and annual stock incentive awards granted to other senior executives.

The foregoing description of the material terms of the Employment Agreement does not purport to be a complete description of the Employment Agreement and is qualified in its entirety by reference to the Employment Agreement, which will be filed as an exhibit with the Company’s Form 10-K for the 2020 fiscal year end.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KOPIN CORPORATION

Dated: January 5, 2021	By:	/s/ Richard A. Sneider
Richard A. Sneider
Treasurer and Chief Financial Officer
(Principal Financial and Accounting Officer)